Exhibit 99.2

StoneBridge Acquisition Corporation Announces Closing of $200 Million Initial Public Offering

New York, NY, July 20, 2021 – StoneBridge Acquisition Corporation (the “Company”), a newly incorporated blank check company, today announced the closing of its initial public offering of 20,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $200 million.

The Company’s units commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “APACU” on July 16, 2021.

The Company is sponsored by the founders of StoneBridge Acquisition Sponsor LLC and is led by Bhargava Marepally, Chief Executive Officer and Director, and Prabhu Antony, President, Chief Financial Officer and Director.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition or a business combination target in any business or industry, it intends to focus its search on a target with operations or prospective operations in the consumer technology, communications, software, SaaS, fintech or media sectors. In addition, the Company plans to focus its search for target businesses in the following key verticals: Ecommerce, Fintech, SaaS (Software as a Service), Renewable Energy and Information Technology (IT) and IT Enabled Services. Its geographic focus is Asia Pacific, with a special emphasis on targets in India.

Each unit sold in the offering consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin trading separately, the Company expects that the Class A ordinary shares and redeemable warrants will be listed on the Nasdaq under the symbols “APAC” and “APACW,” respectively.

Cantor Fitzgerald & Co. served as sole bookrunner and Odeon Capital Group, LLC served as co-manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the offering and a simultaneous private placement of warrants, $202 million was placed in the Company’s trust account. An audited balance sheet of the Company as of July 20, 2021 reflecting receipt of the proceeds upon consummation of the offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on July 15, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About StoneBridge Acquisition Corporation

StoneBridge Acquisition Corporation is a newly organized blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition or a business combination target in any business or industry, it intends to focus its search on a target with operations or prospective operations in the consumer technology, communications, software, SaaS, fintech or media sectors. In addition, the Company plans to focus its search for target businesses in the following key verticals: Ecommerce, Fintech, SaaS (Software as a Service), Renewable Energy and Information Technology (IT) and IT Enabled Services. Its geographic focus is Asia Pacific, with a special emphasis on targets in India.

Media Contact

Prabhu Antony
President & CFO
+1 (646) 314 3555
p.antony@stonebridgespac.com